Exhibit 99.4

180 Life Sciences Corp. (the “Company”)

Risk, Safety and Regulatory Committee Charter

Role:

The Risk, Safety and Regulatory Committee’s role is to assist the Board of Directors of 180 Life Sciences Corp. (the “Company”) in overseeing (i) management’s identification and evaluation of the Company’s principal operational, business, legal, compliance and ethics risks, including the Company’s policies, procedures and practices employed to manage risks, and (ii) the Company’s compliance, safety and regulatory programs.

Membership:

The membership of the Committee will consist of at least two directors of the Company.

Operations:

The Board shall designate one member of the Committee to act as its chairperson. The Committee will meet a minimum of once a year. Additional meetings may occur as the Committee or its chair deems advisable. The Committee may also meet periodically in executive session without Company management present. The Committee will cause to be kept adequate minutes of its proceedings, and will report on its actions and activities at the next quarterly meeting of the Board. Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent. The Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment) action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee is authorized to adopt its own rules of procedure not inconsistent with (a) any provision of the Company’s Certificate of Incorporation, (b) any provision of the Bylaws of the Company, or (c) the laws of the State of Delaware.

Authority:

The Committee will have the resources and authority necessary to discharge its duties and responsibilities. The Committee has authority to retain and terminate outside counsel, regulatory advisors, or other experts or consultants, as it deems appropriate, including authority to approve the fees and other retention terms for such persons. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company and the Committee will take all necessary steps to preserve the privileged nature of those communications.

Except as otherwise delegated by the Board or the Committee, the Committee will act on behalf of the Board.

The Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Committee to perform certain of its duties from time to time.

Performance Evaluation:

The Committee shall review its own performance and reassess the adequacy of this Charter at least annually in such manner as it deems appropriate, and submit such evaluation, including any recommendations for change, to the full Board for review, discussion and approval.

Responsibilities:

The Committee shall have authority, to the extent it deems necessary or appropriate, to retain advisors. The Company will provide the appropriate funding, as determined by the Committee, for payment of compensation to any advisors employed by the Committee.

180 Life Sciences Corp.

Charter of the Risk, Safety and Regulatory Committee Charter

Specific responsibilities and duties of the Committee include:

Risk

1.	Review management’s proposed approach to risk tolerance, including any risk statement developed for this purpose.

2.	Oversee the Company’s risk management policies and procedures dealing with risk identification and risk assessment for the principal operational, business, compliance and ethics risks facing the Company, whether internal or external in nature including, but not limited to, the risks and incident responses associated with:

●	information security;

●	business continuity and disaster recovery;

●	vendor management;

●	operations risks;

●	supply chain risks;

●	employment and workplace conduct practices;

●	safety and environmental matters; and

●	legal risks.

3.	Review the Company’s principal risk and compliance policies and material changes to such policies.

4.	Periodically review management’s efforts to foster a Company-wide culture that supports appropriate risk awareness and the identification, escalation and appropriate treatment of risks that exceed designated risk tolerance levels.

5.	Periodically review the Company’s approach to risk assessments and mitigation strategies with the Board to facilitate coordination with the activities of the Board and other Board Committees.

180 Life Sciences Corp.

Charter of the Risk, Safety and Regulatory Committee Charter

Safety, Compliance and Regulatory

1.	Oversee the Company’s compliance programs, including review of, with the appropriate members of management, the organizational structure, staffing, implementation and management’s assessment of the effectiveness of the Company’s compliance programs relating to the Company’s principal legal and regulatory compliance risks, the related policies and procedures, and the adequacy of the resources for those programs. Review of the Company’s compliance policies and procedures shall include the Company’s Code of Conduct, relevant “whistleblower” reporting and non-retaliation policies, relevant education and training, and other written compliance policies and procedures that guide the Company and the conduct of its agents in day-to-day operations.

2.	Review the Company’s approach to, and results of, risk identification, assessment and mitigation plans for the principal legal and regulatory compliance risks facing the Company.

3.	Review the Company’s compliance with relevant laws, regulations, and corporate policies (including the Company’s Code of Conduct).

4.	Oversee significant complaints and other matters raised through the Company’s compliance reporting mechanisms, including the review and investigation of such matters as necessary.

5.	Review significant government inquiries or investigations and other significant legal actions.

6.	Review information about current and emerging legal and regulatory compliance risks and enforcement trends that may affect the Company’s business operations, performance or strategy.

7.	Meet regularly with the Company’s Chief Executive Officer to discuss matters within the Committee’s oversight responsibilities.

8.	The Committee shall review and discuss with management the implementation and enforcement of policies, standards, procedures and risk management programs, and compliance with applicable laws and regulations, related to the manufacture and supply of products consistent with applicable high-quality and medical product safety standards.

9.	Other Areas of Regulatory Compliance: At least annually, the Committee shall review and discuss with relevant management the implementation and effectiveness of risk management programs.

180 Life Sciences Corp.

Charter of the Risk, Safety and Regulatory Committee Charter